UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2026

Intapp, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40550	46-1467620
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 Park Blvd Palo Alto, California	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 852-0400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INTA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01
Entry into a Material Definitive Agreement.

On July 7, 2026, Intapp, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) among the Company, the guarantors party thereto, the lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent. The New Credit Agreement provides for a five-year, senior secured revolving credit facility of $150.0 million (the “New Revolving Credit Facility”), with a subfacility for letters of credit in the aggregate amount of up to $10.0 million. The New Credit Agreement also provides that the Company may seek additional revolving credit commitments in an aggregate amount not to exceed $75.0 million; provided, however, that subject to certain conditions set forth in the New Credit Agreement, the Company may seek additional Incremental Commitments, including Term Loan Commitments (each as defined in the New Credit Agreement), in excess of such amount. Proceeds of borrowings under the New Revolving Credit Facility will be used for working capital and general corporate purposes of the Company and its subsidiaries, including acquisitions and to provide credit support for the Company's existing letter of credit previously issued under that certain Credit Agreement, dated as of October 5, 2021 (as amended, the “Prior Credit Agreement”), among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Concurrently with the Company’s entry into the New Credit Agreement, the Company terminated the Prior Credit Agreement. As of the closing date, no amounts were outstanding under the New Revolving Credit Facility.

Borrowings under the New Revolving Credit Facility will bear interest, at the Company’s election, at an annual rate of either (a) Term SOFR plus a percentage spread (ranging from 1.50% to 2.25%), or (b) an alternate base rate (as described in the New Credit Agreement) plus a percentage spread (ranging from 0.50% to 1.25%), in each case based on the Company’s total net leverage ratio. In addition, a commitment fee accrues with respect to the unused amount of the New Revolving Credit Facility at an annual rate ranging from 0.25% to 0.40%, based on the Company’s total net leverage ratio. The New Credit Agreement provides for customary benchmark replacement and rate fallback provisions, including a fallback to Daily Simple SOFR plus an applicable percentage spread (ranging from 1.50% to 2.25%) upon the occurrence of a Benchmark Transition Event (each as defined in the New Credit Agreement).

The New Revolving Credit Facility is guaranteed by each of the Company’s material wholly-owned domestic subsidiaries and, subject to the absence of materially adverse tax consequences, each of the Company’s material wholly-owned foreign subsidiaries. Initially, no foreign subsidiary of the Company is a guarantor.

In connection with the execution of the New Credit Agreement, the Company also entered into a pledge and security agreement (the “Security Agreement”) dated as of July 7, 2026 with the subsidiaries of the Company identified therein and UBS AG, Stamford Branch as collateral agent for the secured parties identified therein. Under the Security Agreement, borrowings under the New Revolving Credit Facility are secured by a first priority pledge of all of the capital stock of each first-tier subsidiary of the Company and the subsidiary guarantors, subject to customary limitations with respect to foreign subsidiaries, and substantially all of the assets (excluding real estate interests) of the Company and the subsidiary guarantors.

The New Credit Agreement provides that the Company must maintain compliance with a maximum consolidated total net leverage ratio covenant, as determined in accordance with the New Credit Agreement.

The New Credit Agreement also contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales, and transactions with affiliates, as well as customary events of default.

The foregoing descriptions of the New Credit Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the New Credit Agreement and the Security Agreement, each of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

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Item 1.02
Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 2.03
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intapp, Inc.

Date: July 13, 2026	By:	/s/ Steven Todd
Name: Steven Todd
Title: General Counsel